Term Sheet To product supplement B dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012 Deutsche Bank	Term Sheet No. 2300B Registration Statement No. 333-184193 Dated December 10, 2014; Rule 433
Structured Investments	Deutsche Bank AG $ Capped Return Enhanced Notes Linked to an Equally Weighted Basket of Three Equity Securities due December 30*, 2015
General
•
The notes are designed for investors who seek a return at maturity of two times the potential positive performance (if any) of an equally weighted basket (the “Basket”) of three equity securities issued by companies in the oil and gas industry, subject to a Maximum Return on the notes of 28.00%. However, if the Final Basket Level is less than the Initial Basket Level, for each $1,000 Face Amount of notes, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. The notes do not pay any coupons or dividends and investors should be willing to lose some or all of their investment if the Final Basket Level is less than the Initial Basket Level. Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due December 30*, 2015†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about December 12*, 2014 (the “Trade Date”) and are expected to settle on or about December 17*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The notes are linked to an equally weighted basket consisting of three equity securities issued by companies in the oil and gas industry (each a “Basket Component” and collectively, the “Basket Components”), as listed in the table below.

	Basket Component	Ticker Symbol	Basket Component Weighting	Initial Stock Price**
	Common stock of EOG Resources, Inc.	EOG	1/3	$
	Common stock of Pioneer Natural Resources Company	PXD	1/3	$
	Common stock of Schlumberger N.V. (Schlumberger Limited)	SLB	1/3	$
**The Initial Stock Price for each Basket Component will be determined on the Trade Date.
Upside Leverage Factor:	2.00
Maximum Return:
28.00%. The actual Maximum Return on the notes will be set on the Trade Date and will not be less than 28.00%. Accordingly, the maximum Payment at Maturity will not be less than $1,280.00 per $1,000 Face Amount of notes.

Payment at Maturity:	• If the Final Basket Level is greater than the Initial Basket Level, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:
$1,000 + [$1,000 x the lesser of (i) Basket Return x Upside Leverage Factor and (ii) the Maximum Return]
• If the Final Basket Level is equal to the Initial Basket Level, you will receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of notes.
• If the Final Basket Level is less than the Initial Basket Level, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:
$1,000 + ($1,000 x Basket Return)

If the Final Basket Level is less than the Initial Basket Level, you will be fully exposed to the negative Basket Return and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. In this circumstance, you will lose some or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 7 of this term sheet.
The Issuer’s estimated value of the notes on the Trade Date is approximately $964.90 to $984.90 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page 3 of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement or prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)  JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.
(2)  Please see “Supplemental Plan of Distribution” in this term sheet for more information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
December 10, 2014

(Key Terms continued from previous page)
Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Trade Date
Final Basket Level:	The arithmetic average of the Basket Levels on the Averaging Dates
Basket Level:	The Basket Level on each Averaging Date will be calculated as follows:
100 x [1 + the sum of the Basket Component Return of each Basket Component x (1/3)]
Basket Component Return:	With respect to each Basket Component, the performance of such Basket Component from its Initial Stock Price to its Final Stock Price on the applicable Averaging Date, calculated as follows:
Final Stock Price – Initial Stock Price Initial Stock Price
With respect to each Basket Component, the Basket Component Return may be positive, zero or negative.
Initial Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Trade Date, as set forth in the table above
Final Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the applicable Averaging Date
Closing Price:
With respect to each Basket Component, on any trading day, the last reported sale price of one share of the Basket Component on its relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.

Stock Adjustment Factor:
With respect to each Basket Component, initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting such Basket Component. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

Trade Date:	December 12*, 2014
Settlement Date:	December 17*, 2014
Averaging Dates†:	December 18*, 2015, December 21*, 2015, December 22*, 2015, December 23*, 2015 and December 24*, 2015
Maturity Date†:	December 30*, 2015
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25152RTM5 / US25152RTM50
*
Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Averaging Dates and Maturity Date may be changed so that the stated term of the notes remains the same.

†	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Notes

You should read this term sheet together with product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes.  You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Are the Possible Payments on the Notes at Maturity, Assuming a Range of Hypothetical Performances for the Basket?

The following table and graph illustrate a range of hypothetical payments at maturity on the notes.  The hypothetical returns set forth below assume a Maximum Return on the notes of 28.00% and reflect the Upside Leverage Factor of 2.00. The actual Initial Basket Level is set forth on the cover of this term sheet and the Initial Stock Price for each Basket Component and Maximum Return will be set on the Trade Date. The table and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the notes will be based on the performances of the Basket Components, determined using the Closing Prices of the Basket Components on the specified Averaging Dates.  The numbers appearing in the table and examples below may have been rounded for ease of analysis.

Hypothetical Basket Return (%)	Hypothetical Return on Notes (%)	Hypothetical Payment at Maturity ($)
100.00%	28.00%	$1,280.00
90.00%	28.00%	$1,280.00
80.00%	28.00%	$1,280.00
70.00%	28.00%	$1,280.00
60.00%	28.00%	$1,280.00
50.00%	28.00%	$1,280.00
40.00%	28.00%	$1,280.00
30.00%	28.00%	$1,280.00
20.00%	28.00%	$1,280.00
14.00%	28.00%	$1,280.00
10.00%	20.00%	$1,200.00
5.00%	10.00%	$1,100.00
2.50%	5.00%	$1,050.00
0.00%	0.00%	$1,000.00
-5.00%	-5.00%	$950.00
-10.00%	-10.00%	$900.00
-20.00%	-20.00%	$800.00
-30.00%	-30.00%	$700.00
-40.00%	-40.00%	$600.00
-50.00%	-50.00%	$500.00
-60.00%	-60.00%	$400.00
-70.00%	-70.00%	$300.00
-80.00%	-80.00%	$200.00
-90.00%	-90.00%	$100.00
-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the notes at maturity set forth in the table above are calculated.

Example 1: The Final Basket Level is greater than the Initial Basket Level, resulting in a Basket Return of 30.00%. Because the Final Basket Level is greater than the Initial Basket Level and the product of the Basket Return of 30.00% and the Upside Leverage Factor is greater than the Maximum Return, the investor receives the Maximum Return on the notes. Accordingly, the investor receives a Payment at Maturity of $1,280.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + [$1,000 x the lesser of (i) Basket Return x Upside Leverage Factor and (ii) Maximum Return]
$1,000 + ($1,000 x 28.00%) = $1,280.00

Example 2: The Final Basket Level is greater than the Initial Basket Level, resulting in a Basket Return of 5.00%. Because the Final Basket Level is greater than the Initial Basket Level and the product of the Basket Return of 5.00% and the Upside Leverage Factor is less than the Maximum Return, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + [$1,000 x the lesser of (i) Underlying Return x Upside Leverage Factor and (ii) Maximum Return]
$1,000 + ($1,000 x 5.00% x 2.00) = $1,100.00

Example 3: The Final Basket Level is equal to the Initial Basket Level, resulting in a Basket Return of 0.00%. Because the Final Basket Level is equal to the Initial Basket Level, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes.

Example 4: The Final Basket Level is less than the Initial Basket Level, resulting in a Basket Return of -40.00%. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is negative and the investor receives a Payment at Maturity of $600.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x Basket Return)
$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance returns by multiplying a positive Basket Return by the Upside Leverage Factor of 2.00, subject to the Maximum Return on the notes of 28.00%, resulting in a maximum Payment at Maturity of $1,280.00 per $1,000 Face Amount of notes. The actual Maximum Return on the notes will be set on the Trade Date and will not be less than 28.00%. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•
FULL DOWNSIDE EXPOSURE — If the Final Basket Level is less than the Initial Basket Level, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. In this circumstance, you will lose some or all of your investment at maturity.

•
RETURN LINKED TO THE PERFORMANCE OF AN EQUALLY WEIGHTED BASKET OF THREE EQUITY SECURITIES ISSUED BY COMPANIES IN THE OIL AND GAS INDUSTRY— The return on the notes, which may be positive, zero or negative, is linked to the performance of an equally weighted basket of three equity securities issued by companies in the oil and gas industry that is composed of EOG Resources, Inc., Pioneer Natural Resources Company and Schlumberger N.V. (Schlumberger Limited). For more information on each Basket Component, please see “The Basket Components” in this term sheet.

•
TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket Components.  In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not pay any coupons or dividends and do not guarantee any return of your investment.  The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive, zero or negative.  If the Final Basket Level is less than the Initial Basket Level, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Basket Level is greater than the Initial Basket Level, for each $1,000 Face Amount of notes, you will receive at maturity the Face Amount plus an additional amount that will not exceed the product of the Maximum Return and $1,000 Face Amount of notes, regardless of the increase in the level of the Basket, which may be significant.  We refer to this percentage as the Maximum Return, which will be set on the Trade Date and will not be less than 28.00%. Accordingly, the maximum Payment at Maturity will not be less than $1,280.00 per $1,000 Face Amount of notes.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your initial investment at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

•
THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•
THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•
THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the prices of the Basket Components increase or decrease to the same degree at the same time. The value of the notes may be adversely affected by increased positive correlation between the Basket Components, in particular when the price of one Basket Component decreases. The value of the notes may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

•
CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — The notes are linked to an equally weighted basket consisting of three Basket Components that are the equity securities issued by companies in the oil and gas industry. Price movements in the Basket Components may not correlate with each other. At a time when the prices of some of the Basket Components increase, the prices of other Basket Components may not increase as much or may decrease in value. Therefore, in calculating the Final Basket Level, increases in the Closing Prices of some of the Basket Components on the Averaging Dates may be moderated, offset or more than offset by lesser increases or decreases in the Closing Prices of the other Basket Components on the Averaging Dates.

•
INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE BASKET COMPONENTS — The return on your notes may not reflect the return you would realize if you directly invested in the Basket Components. For instance, you will not receive more than the Maximum Return regardless of any potential increase in the level of the Basket, which could be significant, even though you will be exposed to the full decline in the level of the Basket at maturity.

•
IF THE PRICES OF THE BASKET COMPONENTS CHANGE, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the prices of the Basket Components. Changes in the prices of the Basket Components may not result in comparable changes in the value of your notes.

•
THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN NOTES LINKED TO THE VALUE OF EQUITY SECURITIES ISSUED BY A NON-U.S. COMPANY —Schlumberger N.V. (Schlumberger Limited) is incorporated outside of the U.S. There are risks associated with investments in notes linked to the value of equity securities issued by a non-U.S. company. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the price of equity securities issued by a non-U.S. company may be adversely affected by political, economic, financial and social factors that may be unique to the particular country in which the non-U.S. company is incorporated. These factors include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor of a Basket Component, which will initially be set at 1.0, for certain corporate events affecting the relevant Basket Component. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Basket Component. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor of a Basket Component or any other terms of the notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the relevant Basket Component in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Basket Components described in the accompanying product supplement may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the notes.

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THERE IS NO AFFILIATION BETWEEN THE ISSUERS OF THE BASKET COMPONENTS AND US, AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY DISCLOSURE BY SUCH ISSUERS — We are not affiliated with the issuers of the Basket Components. However, we or our affiliates may currently or from time to time in the future engage in business with the issuers of the Basket Components. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Basket Components, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Basket Components and their respective issuers. You, as an investor in the notes, should make your own investigation into the Basket Components and their respective issuers. None of the issuers of the Basket Components is involved in the notes offered hereby in any way and none of them has any obligation of any sort with respect to your notes. None of the issuers of the Basket Components has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

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RISKS ASSOCIATED WITH INVESTMENTS IN EQUITY SECURITIES WITH A CONCENTRATION IN THE OIL AND GAS INDUSTRY — The Basket Components are securities of companies whose primary business is directly associated with the oil & gas industry. As a result, the value of the notes may be subject to increased price volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

•	employment levels and job growth;

•	worldwide and domestic supplies of, and demand for, oil and gas;

•	consumer confidence;

•	changes in weather patterns and climatic changes;

•	the price and availability of alternative and competing fuels;

•	domestic and foreign governmental regulations and taxes; and

•	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and gas industry generally or regionally and could cause the price of some or all of the Basket Components to decrease during the term of the notes. For more information on each Basket Component, please see “The Basket Components” in the term sheet and the information filed by the issuers of the Basket Components with the SEC. You should make your own investigation into the Basket Components.

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PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE —  The actual performance of the Basket Components over the term of the notes may bear little relation to the historical closing prices of the Basket Components and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Basket Components or whether the performance of the Basket Components will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this term sheet is based on the full Face Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes.  We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes.  If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Basket has increased since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES —  While we expect that, generally, the prices of the Basket Components will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the market prices and dividend rates of the Basket Components and changes that affect the Basket Components and their issuers;

•	the time remaining to the maturity of the notes;

•	the real and anticipated results of operations of the issuers of the Basket Components;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuers of the Basket Components;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Basket Components on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the prices of the Basket Components and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. Introducing competing products into the marketplace in this manner could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

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WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY  AFFECT THE PRICES OF THE BASKET COMPONENTS AND THE VALUE OF THE NOTES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Basket Components.

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POTENTIAL CONFLICTS OF INTEREST— We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor, and will be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date or the Averaging Dates could adversely affect the prices of the Basket Components and the level of the Basket, which could decrease the amount you may receive on the notes at maturity.

Historical Performance of the Basket

The following graph sets forth the historical performance of the Basket from December 8, 2009 through December 8, 2014 assuming the Basket Level on December 8, 2014 was 100 and the Basket Component Weightings were as specified in the Key Terms. The closing level of the Basket on any day during this period is calculated as if such day were an Averaging Date (except that the Initial Basket Level would be 44.05 on December 8, 2009 if we assume the Basket Level on December 8, 2014 was 100).

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or verified, such information about any Basket Component contained in this term sheet. You should make your own investigation into the Basket Components.

Included below is a brief description of the issuer of each Basket Component. Each of the Basket Components is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the Basket Components with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuers of the Basket Components under the Exchange Act can be located by reference to their respective SEC file numbers provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Historical Performance of the Basket Components

The following graphs set forth the historical performance of each Basket Component based on its daily closing prices from December 8, 2009 through December 8, 2014. We obtained the historical closing prices of each Basket Component below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information.  The historical closing prices of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of such Basket Component on any Averaging Date.  We cannot give you assurance that the performance of any Basket Component will result in the return of any of your initial investment.

EOG Resources, Inc.

According to publicly available information, EOG Resources, Inc. explores for, develops, produces and markets crude oil and natural gas primarily in the United States of America and internationally. Information filed by EOG Resources, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09743, or its CIK Code: 0000821189. The common stock of EOG Resources, Inc. is traded on the New York Stock Exchange under the symbol “EOG.” The closing price of the common stock of EOG Resources, Inc. on December 8, 2014 was $88.19.

Pioneer Natural Resources Company

According to publicly available information, Pioneer Natural Resources Company is an oil and gas exploration and production company. Information filed by Pioneer Natural Resources Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13245, or its CIK Code: 0001038357. The common stock of Pioneer Natural Resources Company is traded on the New York Stock Exchange under the symbol “PXD.” The closing price of the common stock of Pioneer Natural Resources Company on December 8, 2014 was $133.37.

Schlumberger N.V. (Schlumberger Limited)

According to publicly available information, Schlumberger N.V. (Schlumberger Limited) is a supplier of technology, integrated project management and information solutions to the international oil and gas exploration and production industry. Information filed by Schlumberger N.V. (Schlumberger Limited) with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04601, or its CIK Code: 0000087347. The common stock of Schlumberger N.V. (Schlumberger Limited) is traded on the New York Stock Exchange under the symbol “SLB” as well as on the Euronext Paris, the London Stock Exchange and the SIX Swiss Exchange. The closing price of the common stock of Schlumberger N.V. (Schlumberger Limited) on December 8, 2014 was $84.21.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.